                                November 1, 1996




Mr. Dennis Horstman
12 Chestnut Street
Basking Ridge, NJ 07920

Dear Dennis:

We are very pleased to offer you the position of Senior Vice President of Merchandising and Marketing for Gantos, Inc. (the "Company"). We are very excited to invite you to join our senior management team. The terms of our offer supersede any of our prior discussions and agreements, and are as follows:

1.      Your initial annual salary will be $300,000.

2. Your date of employment will begin on or before December 2, 1996 ("Start Date").

3. You will be eligible to participate in the Gantos, Inc. Executive Bonus Plan, beginning with the 1997 plan. The maximum bonus potential under the current Plan is 35% of actual base salary earned during the fiscal year. A copy of the 1996 plan is enclosed. If you are employed by the Company at the end of the 1997 fiscal year, you will receive at least 50% of your bonus potential under the plan for that year.

4. On the Start Date, you will be granted an option to purchase 35,000 shares of Gantos, Inc. common shares at an exercise price equal to the fair market value of Gantos, Inc. common shares on the Start Date. The option will vest in one-fifth (1/5) cumulative annual installments, beginning on the first anniversary of the Start Date. Thereafter, you will be eligible for annual stock option grants in amounts commensurate with your position with the Company at the discretion of the Board of Directors or its Compensation Committee.

5. You will receive twelve (12) months separation pay as your exclusive severance benefits in the event that your employment is terminated without cause (and other than pursuant to your death or disability) within the first twenty-four (24) months of your employment. As a condition of your receipt of severance pursuant to this agreement, after any termination you must (a) use your best efforts to seek and obtain new employment (b) advise the Company, on a timely and regular basis, of the status of your efforts, of the terms of any employment (including self-employment), and of any remuneration you receive from such employment. If at any time the Company, in good faith, determines that you are not so seeking such employment, your right to receive severance benefits will be immediately terminated. The severance benefits to which you would otherwise be entitled will be reduced by the remuneration that is paid or payable to you (whether as salary, bonus, commissions, consulting fees, compensation and dividends from any entity owned by you or a sole proprietorship established by you or otherwise) from rendering any services to any person, corporation or entity during the period that you are eligible to receive severance benefits under this agreement. Payment on account of death or disability or for termination without cause after the first twenty-four (24) months of employment will be in accordance with the Company policies concerning these areas. You will be entitled to no severance benefits if you terminate your employment with the Company.

Mr. Dennis Horstman
November 1, 1996
Page two


6. To assist you in relocating, the Company will pay or reimburse you for the reasonable expenses of:

        A. Loan origination fees and discount points of up to two percent of the principal amount of your mortgage, other reasonable and customary closing costs in conjunction with your new home purchase, and reasonable and customary closing costs for the sale of your current home.

        B.     Movement of all household goods and vehicles.

        C.     Storage of household goods until you close on your new home.

        D. Interim living expenses for you for temporary living quarters (at a mutually acceptable place) in the Grand Rapids area and a rental car for a period of up to ninety days after your Start Date while you secure housing in the Grand Rapids area.

        E. To the extent not deductible by you, pay you an additional amount as compensation to cover taxes owing on the amounts paid to you for all relocation related expenses for tax purposes (i.e. gross up).

7. You will receive such benefits as the Company provides its other Senior Vice Presidents. Currently the Company provides (i) a non-contributory group life insurance policy in the amount of one times your annual base compensation,
(ii) an individual disability policy which provides benefits equal to 60% of your salary, (iii) a 30% discount on all merchandise purchases at our regular price stores, (iv) medical prescription coverage under our plan on the first day of the month following two months of employment, (v) on the first day of the month after two months of employment, dental coverage under our plan, (vi) four weeks vacation a year, (vii) after 870 hours of employment are met, eligibility to participate in the Company's 401(k) Plan, and (viii) after six (6) months of continuous employment, eligibility to participate in the Employee Stock Purchase Plan. During the health benefits waiting periods, the Company will reimburse you for the cost of continuing these coverages under COBRA with your former employer. Enclosed is a complete breakdown of our benefit plans for your information and review.

8. Your employment will be at will and may be terminated by either of us, with or without cause, reason or notice. Upon such a termination, as your exclusive severance benefits, you will be entitled to your salary through the termination date and amounts, if any, payable to you or your estate as described in paragraph 5 above.

9. You will comply with and be bound by all Company policies, procedures and guidelines, as they may be amended and supplemented from time to time during your employment with the Company.

Please date, sign and return the enclosed copy of this letter to indicate your acceptance of employment on these terms.

If I can be of assistance in answering any questions that you may have, please don't hesitate to contact my office.

                              Very truly yours,

                              GANTOS, INC.



                              Arlene H. Stern
                              President

Accepted and agreed on November _____, 1996

___________________________________
Dennis Horstman